As filed with the Securities and Exchange Commission on March 15, 2024

Registration No. 333-271057

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1

to

FORM S-1 ON FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SOUTHLAND HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation or organization)

87-1783910
(I.R.S. Employer Identification Number)

1100 Kubota Drive
Grapevine, Texas 76051
(817) 293-4263
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Frank S. Renda
President and Chief Executive Officer
1100 Kubota Drive
Grapevine, Texas 76051
(817) 293-4263
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
William R. Rohrlich, II
Winstead PC
2728 N Harwood St.
Dallas, Texas 75201
Telephone: (281) 681-5912

From time to time after the effective date of this registration statement
(Approximate date of commencement of proposed sale to the public)

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

On March 31, 2023, Southland Holdings, Inc. (the “Company”) filed a registration statement with the Securities and Exchange Commission (the “SEC”) on Form S-1 (File No. 333-271057) (the “Initial Registration Statement”), which was declared effective by the SEC on May 15, 2023. The Initial Registration Statement initially registered:

●	the issuance by the Company of up to an aggregate of 14,385,493 shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”), which consisted of (i) 585,502 shares of Common Stock issuable upon the exercise of 585,502 warrants to purchase Common Stock at an exercise price of $11.50 per share (the “Private Warrants”) (including shares that may be issued to the holder in lieu of fractional shares) originally issued in a private placement (the “Private Placement”) in connection with the Company’s initial public offering as part of units at a price of $10.00 per unit, with each unit consisting of one share of Common Stock and one-half of one Private Warrant; and (ii) 13,799,991 shares of Common Stock issuable upon the exercise of 13,799,991 warrants to purchase Common Stock (including shares that may be issued to the holder in lieu of fractional shares) at an exercise price of $11.50 per share (the “Public Warrants,” and together with the Private Warrants, the “Warrants”) originally issued in the Company’s initial public offering as part of units at a price of $10.00 per unit, with each unit consisting of one share of Common Stock and one-half of one Public Warrant; and

●	the offer and sale from time to time by the selling securityholders (including their pledgees, donees, transferees, assignees, successors and other permitted transferees) named in the prospectus of up to (a) 53,669,877 shares of Common Stock, consisting of up to (i) 44,137,939 shares of Common Stock issued or issuable to the former securityholders (the “Southland Members”) of Southland Holdings LLC, a Texas limited liability company pursuant to the Merger Agreement (as defined in the Initial Registration Statement), assuming full satisfaction of all earnout targets set forth in the Merger Agreement, at an equity consideration value of $10.15 per share; (ii) 5,750,000 shares of Common Stock originally issued to stockholders of the Company prior to the Company’s initial public offering (the “Initial Stockholders”) for approximately $0.005 per share (868,076 shares of which were transferred at no cost to certain stockholders, including a portion to certain Southland Members, in connection with the Business Combination (as defined herein)); (iii) 200,000 shares of Common Stock originally issued to EarlyBirdCapital, Inc. (“EBC”) (and its designees) for approximately $0.0001 per share; (iv) 1,190,000 shares of Common Stock originally issued to the Initial Stockholders for no additional consideration as a result of a stock dividend of 0.2 shares for each share outstanding; (v) 1,171,000 shares of Common Stock originally issued to the Initial Stockholders and EBC in the Private Placement as part of units at a price of $10.00 per unit, which each unit consisting of one share of Common Stock and one-half of one Private Warrant; (vi) 585,502 shares of Common Stock issuable to the Initial Stockholders and EBC (or their transferees) upon the exercise of the Private Warrants; and (vii) 635,436 shares of Common Stock held by one of our directors that were acquired in open market purchases at a weighted average price of $10.3040 per share; and (b) 585,502 Private Warrants.

This Post-Effective Amendment No. 1 to Form S-1 on Form S-3 (this “Post-Effective Amendment No. 1”) is being filed by the Company to (i) convert the Initial Registration Statement into a registration statement on Form S-3; (ii) update certain information regarding the securities being offered pursuant to the prospectus contained herein; and (iii) add 138,544 additional shares of Common Stock that may be resold by our Chief Financial Officer that are issued or issuable upon the vesting of restricted stock units.

The information in this preliminary prospectus is not complete and may be changed. Neither we nor the selling securityholders may sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION - DATED MARCH 15, 2024

PRELIMINARY PROSPECTUS

Southland Holdings, Inc.

14,385,493 Shares of Common Stock Issuable Upon Exercise of Warrants,

45,399,771 Shares of Common Stock, and
560,502 Private Warrants

This prospectus relates to the issuance by us of up to an aggregate of 14,385,493 shares of our common stock, par value $0.0001 per share (“Common Stock”), which consists of (i) 585,502 shares of Common Stock issuable upon the exercise of 585,502 warrants to purchase Common Stock at an exercise price of $11.50 per share (the “Private Warrants”) (including shares that may be issued to the holder in lieu of fractional shares) originally issued in a private placement (the “Private Placement”) in connection with our initial public offering as part of units at a price of $10.00 per unit, with each unit consisting of one share of Common Stock and one-half of one Private Warrant; and (ii) 13,799,991 shares of Common Stock issuable upon the exercise of 13,799,991 warrants to purchase Common Stock (including shares that may be issued to the holder in lieu of fractional shares) at an exercise price of $11.50 per share (the “Public Warrants,” and together with the Private Warrants, the “Warrants”) originally issued in our initial public offering as part of units at a price of $10.00 per unit, with each unit consisting of one share of Common Stock and one-half of one Public Warrant. We will receive the proceeds from any exercise of any Warrants for cash. We believe the likelihood that Warrant holders will exercise their Warrants, and therefore the amount of cash proceeds that we would receive, is dependent upon the trading price of our Common Stock. On March 13, 2024, the closing price of our Common Stock was $5.50 per share. To the extent the market price of our Common Stock remains below the exercise price of $11.50 per share, we believe that Warrant holders will be unlikely to exercise their Warrants for cash, resulting in little or no cash proceeds to us for any such exercise. To the extent we receive any cash proceeds, we expect to use such proceeds for general corporate and working capital purposes, which would increase our liquidity.

In addition, this prospectus relates to the offer and sale from time to time by the selling securityholders (including their pledgees, donees, transferees, assignees, successors and other permitted transferees) named in this prospectus (the “Selling Securityholders”) of up to (a) 45,399,771 shares of Common Stock, consisting of up to (i) 36,618,859 shares of Common Stock issued to the former securityholders (the “Southland Members”) of Southland Holdings LLC, a Texas limited liability company (“Southland LLC”) pursuant to the Merger Agreement (as defined herein); (ii) 6,542,694 shares of Common Stock originally issued to stockholders prior to our initial public offering (the “Initial Stockholders”) for approximately $0.005 per share (868,076 shares of which were transferred at no cost to certain stockholders, including a portion to certain Southland Members, in connection with the Business Combination (as defined herein)), and pursuant to a stock dividend of 0.2 shares for each share outstanding; (iii) 146,000 shares of Common Stock originally issued to EarlyBirdCapital, Inc. (“EBC”) (and its designees) for approximately $0.0001 per share and pursuant to a stock dividend of 0.2 shares for each share outstanding; (iv) 757,736 shares of Common Stock originally issued to the Initial Stockholders and EBC in the Private Placement as part of units at a price of $10.00 per unit, which each unit consisting of one share of Common Stock and one-half of one Private Warrant; (v) 560,502 shares of Common Stock issuable to the Initial Stockholders and EBC (or their transferees) upon the exercise of the Private Warrants; (vi) 635,436 shares of Common Stock held by one of our directors that were acquired in open market purchases at a weighted average price of $10.3040 per share; and (vii) 138,544 shares of Common Stock issued or issuable upon the vesting of restricted stock units issued to our Chief Financial Officer; and (b) 560,502 Private Warrants.

The shares of Common Stock being offered for resale pursuant to this prospectus by the Selling Securityholders represent approximately 71% of shares outstanding on a fully-diluted basis (which includes in the denominator, shares outstanding, shares reserved for issuance upon exercise of the Warrants and shares reserved for issuance under equity incentive plans) as of March 13, 2024. Given the substantial number of shares of Common Stock being registered for potential resale by Selling Securityholders pursuant to this prospectus, the sale of shares by the Selling Securityholders, or the perception in the market that the Selling Securityholders of a large number of shares intend to sell shares, the trading price of our securities could decline. In addition, some of our Selling Securityholders acquired the securities being registered for resale pursuant to this prospectus at prices significantly lower than the per unit purchase price paid by public stockholders in our initial public offering of $10.00 per unit. As a result, despite the decline in the public trading price since our initial public offering, some of the Selling Securityholders may still experience a positive return on investment and may have an incentive to sell shares of our Common Stock.

We will bear the costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including all registration and filing fees, NYSE American, LLC listing fees and fees and expenses of our counsel and our independent registered public accounting firm. The Selling Securityholders will pay any underwriting discounts and commissions and expenses incurred by the Selling Securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Securityholders in disposing of the securities.

We are registering certain of the shares of Common Stock for resale pursuant to certain Selling Securityholders’ registration rights under agreements between us and certain Selling Securityholders. Our registration of the securities covered by this prospectus does not mean that either we or the Selling Securityholders will offer or sell any of the shares of Common Stock. The Selling Securityholders or their permitted transferees may offer, sell or distribute all or a portion of their shares of Common Stock publicly or through private transactions at prevailing market prices or at negotiated prices. We provide more information about how the Selling Securityholders may sell the Common Stock in the section titled “Plan of Distribution.”

You should carefully read this prospectus and any prospectus supplement or amendment, as well as the documents incorporated by reference in this prospectus, before you invest in our securities.

Our Common Stock and our Warrants are listed on the NYSE American LLC (“NYSE”) under the symbols “SLND” and “SLND WS” respectively. On March 13, 2024, the closing price of our Common Stock was $5.50 and the closing price for our Warrants was $0.39.

We are an “emerging growth company” under federal securities laws and are subject to reduced public company reporting requirements.

Investing in our securities involves a high degree of risks. See the section titled “Risk Factors” beginning on page 2 of this prospectus and under similar headings in the other documents that are incorporated by reference into this prospectus to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is         , 2024.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf registration process, we and the Selling Securityholders may, from time to time, issue, offer and sell, as applicable, any combination of the securities described in this prospectus in one or more offerings from time to time through any means described in the section titled “Plan of Distribution.” More specific terms of any securities that we and the Selling Securityholders offer and sell may be provided in a prospectus supplement that describes, among other things, the specific amounts and prices of the Common Stock being offered and the terms of the offering.

A prospectus supplement may also add, update or change information contained in this prospectus or in the documents that we have incorporated by reference into this prospectus. Any statement contained in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in such prospectus supplement modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus. You should rely only on the information contained in this prospectus, including any information incorporated by reference, any applicable prospectus supplement or any related free writing prospectus, together with the additional information to which we refer you in the sections of this prospectus titled, “Where You Can Find More Information” and “Information Incorporated by Reference.”

Neither we nor the Selling Securityholders have authorized anyone to provide any information or to make any representations other than those contained in this prospectus, any accompanying prospectus supplement or any free writing prospectus we have prepared or authorized. We and the Selling Securityholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the securities offered hereby and only under circumstances and in jurisdictions where it is lawful to do so. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. This prospectus is not an offer to sell securities, and it is not soliciting an offer to buy securities, in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any prospectus supplement is accurate only as of the date on the front of those documents only, regardless of the time of delivery of this prospectus or any applicable prospectus supplement, or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

For investors outside the United States: neither we nor the Selling Securityholders have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of our securities and the distribution of this prospectus outside the United States.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the section of this prospectus titled, “Where You Can Find More Information.”

On February 14, 2023, we consummated the previously announced merger contemplated by the Agreement and Plan of Merger, dated as of May 25, 2022 (the “Merger Agreement”), by and among Southland Holdings, Inc. (“Southland” or the “Company,” known prior to February 14, 2023 as Legato Merger Corp. II), Southland Holdings LLC, a Texas limited liability company (“Southland LLC”), and Legato Merger Sub, Inc., a Delaware corporation, with the former securityholders of Southland LLC (the “Southland Members”) becoming securityholders of the Company. The merger and other transactions contemplated by the Merger Agreement are referred to collectively herein as the “Business Combination”, and the consummation of the Business Combination is referred to herein as the “Closing.”

Unless the context indicates otherwise, references in this prospectus to “Southland,” “the Company,” “we,” “us,” “our” and similar terms are intended to refer to Southland Holdings, Inc., after giving effect to the Business Combination.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and any accompanying prospectus supplement, as well as the documents incorporated by reference, include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These statements are based on the reasonable beliefs and assumptions of our management. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Generally, statements that are not historical facts, including statements concerning possible or assumed future actions, business strategies, events or results of operations, are forward-looking statements. These statements may be preceded by, followed by or include the words “believes,” “estimates,” “expects,” “projects,” “forecasts,” “may,” “will,” “should,” “seeks,” “plans,” “scheduled,” “anticipates,” “intends” or similar expressions. Forward-looking statements include, but are not limited to, statements about the ability of the Company to:

●	Access, collect and use personal data about consumers;

●	Execute our business strategy, including monetization of services provided and expansions in and into existing and new lines of business;

●	Anticipate the impact of the novel coronavirus (“COVID-19”) pandemic and its effect on our business and financial condition;

●	Manage risks associated with operational changes in response to the COVID-19 pandemic;

●	Anticipate the uncertainties inherent in the development of new business lines and business strategies;

●	Retain and hire necessary employees;

●	Increase brand awareness;

●	Attract, train and retain effective officers, key employees or directors;

●	Upgrade and maintain information technology systems;

●	Potential disruptions, failures or security breaches of the information technology systems on which we rely to conduct our business;

●	Acquire and protect intellectual property;

●	Meet future liquidity requirements and comply with restrictive covenants related to long-term indebtedness;

●	Effectively respond to general economic and business conditions;

●	Maintain the listing of our securities on the NYSE or another national securities exchange;

●	Obtain additional capital, including use of debt markets;

●	Enhance future operating and financial results;

●	Anticipate rapid technological changes;

●	Comply with laws and regulations applicable to its business, including laws and regulations related to data privacy and insurance operations;

●	Stay abreast of modified or new laws and regulations applying to our business;

●	Anticipate the impact of, and respond to, new accounting standards;

●	Anticipate any rise in interest rates which would increase our cost of capital;

●	Anticipate the significance and timing of contractual obligations;

●	Maintain key strategic relationships with partners and distributors;

●	Respond to uncertainties associated with product and service development and market acceptance;

●	Anticipate the ability of the renewable sector to develop to the size or at the rate it expects;

●	Manage to finance operations on an economically viable basis;

●	Anticipate the impact of new U.S. federal income tax law, including the impact on deferred tax assets; and

●	Successfully defend claims and litigation.

Forward-looking statements are not guarantees of performance and speak only as of the date hereof. While we believe that these forward-looking statements are reasonable, there can be no assurance that we will achieve or realize these plans, intentions, or expectations. You should understand that the following important factors, in addition to those discussed under the heading “Risk Factors” and elsewhere in this prospectus or in any accompanying prospectus supplement and in documents incorporated by reference, could affect our future results and could cause those results or other outcomes to differ materially from those expressed or implied in the forward-looking statements in this prospectus:

●	Litigation, complaints, product liability claims and/or adverse publicity;

●	The impact of changes in consumer spending patterns, consumer preferences, local, regional and national economic conditions, crime, weather, demographic trends and employee availability;

●	Increases and decreases in utility and other energy costs, increased costs related to utility or governmental requirements;

●	Privacy and data protection laws, privacy or data breaches or the loss of data; and

●	The impact of the COVID-19 pandemic and its effect on business and financial conditions.

These and other factors that could cause actual results to differ from those implied by the forward-looking statements in this prospectus are more fully described under the heading “Risk Factors” and elsewhere in this prospectus and the documents incorporated by reference. The risks described under the heading “Risk Factors” are not exhaustive. Other sections of this prospectus describe additional factors that could adversely affect our business, financial condition or results of operations. New risk factors emerge from time to time and it is not possible to predict all such risk factors, nor can we assess the impact of all such risk factors on the business, nor the extent to which any factor or combination of facts may cause actual results to differ materially from those contained in any forward-looking statements. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the foregoing cautionary statements. We undertake no obligations to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

In addition, statements of belief and similar statements reflect the reasonable beliefs and opinions of Southland on the relevant subject. These statements are based upon information available to us, as applicable, as of the date of this prospectus, and while such party believes such information forms a reasonable basis for such statements, such information may be limited or incomplete, and statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain, involve risks and are subject to change based on various factors, including those discussed under the heading “Risk Factors” in this prospectus.

PROSPECTUS SUMMARY

This prospectus summary highlights selected information contained elsewhere in this prospectus or incorporated by reference in this prospectus. This summary does not contain all of the information that you should consider before making an investment decision. You should carefully read the entire prospectus, including the information set forth under the sections titled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements,” and the documents we have incorporated by reference in this prospectus, along with our consolidated financial statements and related notes incorporated by reference in this prospectus, before making an investment decision.

Our Company

Southland Holdings, Inc. is a diverse leader in specialty infrastructure construction with roots dating back to 1900. The end markets for which we provide services cover a broad spectrum of specialty services within infrastructure construction. We design and construct projects in the bridges, tunnels, communications, transportation and facilities, marine, steel structures, water and wastewater treatment, and water pipelines end markets. Southland is based in Grapevine, Texas. It is the parent company of Johnson Bros. Corporation, American Bridge Company, Oscar Renda Contracting, Southland Contracting, Mole Constructors, and Heritage Materials. With the combined capabilities of these six subsidiaries, Southland has become a diversified industry leader with projects spanning North America in various end markets.

We are a Delaware corporation, formerly known as Legato Merger Corp. II. The mailing address of Southland’s principal executive office is 1100 Kubota Drive, Grapevine, Texas 76051 and the telephone number of Southland’s principal executive office is (817) 293-4263. Our website address is https://www.southlandholdings.com/. Information contained on our website or connected thereto does not constitute part of, and is not incorporated by reference into, this prospectus or the registration statement of which it forms a part.

The Offering

Shares of Common Stock offered by the Company	Up to 14,385,493 shares of Common Stock issuable upon exercise of the Warrants (including shares that may be issued to the holder in lieu of fractional shares).

Shares of Common Stock offered by the Selling Securityholders	Up to 45,399,771 shares of Common Stock.

Private Warrants offered by the Selling Securityholders	Up to 560,502 Private Warrants.

Shares of Common Stock outstanding prior to this offering	47,943,861 shares of Common Stock (as of March 13, 2024).

Warrants outstanding prior to this offering	14,385,493 Warrants (as of March 13, 2024).

Exercise Price of Warrants	$11.50 per share, subject to adjustment as described herein.

Use of Proceeds	We will not receive any proceeds from any sale of shares of Common Stock or Private Warrants by the Selling Securityholders. We will receive up to an aggregate of approximately $165.4 million from the exercise of the Warrants, assuming the exercise in full of all of the Warrants for cash. We believe the likelihood that Warrant holders will exercise their Warrants, and therefore the amount of cash proceeds that we would receive, is dependent upon the trading price of our Common Stock. On March 13, 2024, the closing price of our Common Stock was $5.50 per share. To the extent the market price of our Common Stock remains below the exercise price of $11.50 per share, we believe that Warrant holders will be unlikely to exercise their Warrants for cash, resulting in little or no cash proceeds to us for any such exercise. To the extent we receive any cash proceeds, we expect to use such proceeds for general corporate purposes, which would increase our liquidity. See “Use of Proceeds.”

Redemption	The Warrants are redeemable in certain circumstances. See “Description of Securities - Warrants” for further discussion.

Market for Common Stock and Warrants	Our Common Stock and Warrants are currently traded on the NYSE American LLC under the symbols “SLND” and “SLND WS,” respectively.

Risk Factors	See “Risk Factors” beginning on page 2 and other information included in this prospectus for a discussion of factors you should consider before investing in our securities.

RISK FACTORS

An investment in our company involves a high degree of risk. Before you make a decision to invest in our securities, in addition to the risks and uncertainty discussed above under “Cautionary Note Regarding Forward-Looking Statements,” you should consider carefully the risks described in or incorporated by reference in this prospectus, including the risks and uncertainties discussed under the section titled “Risk Factors” in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, and all other documents incorporated by reference into this prospectus, as updated by our subsequent filings under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the risk factors and other information contained in the applicable prospectus supplement. See “Where You Can Find More Information.” Any of these risks could have a material adverse effect on our business, prospects, financial condition and results of operations. In any such case, the trading price of our securities could decline and you could lose all or part of your investment. Additional risks not presently known to us or that we currently deem immaterial may also adversely affect our business operations.

Except as set forth below and as may be disclosed in any Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed after the date of this prospectus, there have been no material changes with respect to the risk factors set forth in our Annual Report on Form 10-K for the year ended December 31, 2023.

Sales of our Common Stock, or the perception of sales of our Common Stock, by the Company or our stockholders in the public market, including pursuant to this prospectus, could cause the market price of our securities to decline, and certain of the Selling Securityholders may still experience a significant return on investment.

If we or our stockholders sell or indicate an intention to sell substantial amounts of our securities in the public market, including through sales pursuant to his prospectus, the trading price of our securities could decline. In addition, shares underlying any outstanding options and restricted stock units will become eligible for sale if exercised or settled, as applicable, to the extent permitted by the provisions of various vesting agreements and Rule 144 of the Securities Act. All the shares of Common Stock reserved for issuance under our equity incentive plan are registered on Form S-8 under the Securities Act and, upon issuance, are eligible for sale in the public markets, subject to Rule 144 limitations applicable to affiliates. If these shares are sold, or if it is perceived that they will be sold, in the public market, the trading price of our Common Stock could decline.

The Initial Stockholders and Southland Members are not subject to contractual restrictions regarding the transfer of their shares of Common Stock. The market price of our Common Stock could decline if the holders of sell them or are perceived by the market as intending to sell them.

The shares of Common Stock being offered for resale pursuant to this prospectus by the Selling Securityholders represent approximately 71% of shares outstanding on a fully-diluted basis (which includes in the denominator, shares outstanding, shares reserved for issuance upon exercise of the Warrants and shares reserved for issuance under equity incentive plans) as of March 13, 2024. Given the substantial number of shares of Common Stock being registered for potential resale by Selling Securityholders pursuant to this prospectus, the sale of shares by the Selling Securityholders, or the perception in the market that the Selling Securityholders of a large number of shares intend to sell shares, the trading price of our securities could decline.

In addition, some of our Selling Securityholders acquired the securities being registered for resale pursuant to this prospectus at prices significantly lower than the per unit purchase price paid by public stockholders in our initial public offering of $10.00 per unit. As a result, despite the decline in the public trading price since our initial public offering, some of the Selling Securityholders may still experience a positive return on investment and may have an incentive to sell shares of our Common Stock. For example, the Initial Stockholders purchased 5,750,000 shares of Common Stock prior to our initial public offering at $0.005 per share and subsequently acquired 1,150,000 additional shares for no additional consideration as a result of a stock dividend of 0.2 shares for each share outstanding. In addition, EBC acquired 200,000 shares of Common Stock at $0.0001 per share and subsequently acquired 40,000 additional shares for no additional consideration as a result of a stock dividend of 0.2 shares for each share outstanding. By way of example only, if all 5,750,000 shares of Common Stock originally issued to the Initial Stockholders were sold at a price of $5.50 per share, which was the closing price of our Common Stock as reported on NYSE on March 13, 2024, the Initial Stockholders would experience a gain equal to $28,750.00 per share. Investors in our initial public offering who acquired shares of Common Stock in connection with the purchase of units at $10.00 per unit would not be expected to experience a similar return on investment.

USE OF PROCEEDS

All of the Common Stock and Private Warrants offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any of the proceeds from these sales.

We will receive up to an aggregate of approximately $165.4 million from the exercise of the Warrants, assuming the exercise in full of all of the Warrants for cash. We believe the likelihood that Warrant holders will exercise their Warrants, and therefore the amount of cash proceeds that we would receive, is dependent upon the trading price of our Common Stock. On March 13, 2024, the closing price of our Common Stock was $5.50 per share. To the extent the market price of our Common Stock remains below the exercise price of $11.50 per share, we believe that Warrant holders will be unlikely to exercise their Warrants for cash, resulting in little or no cash proceeds to us for any such exercise.

Unless we inform you otherwise in a prospectus supplement or free writing prospectus, we intend to use any net proceeds from the exercise of the Warrants for general corporate purposes, which may include acquisitions or other strategic investments or repayment of outstanding indebtedness. We will have broad discretion over the use of proceeds from the exercise of the Warrants for cash. There is no assurance that the holders of the Warrants will elect to exercise any or all of such Warrants for cash.

The Selling Securityholders will pay any underwriting discounts and commissions and expenses incurred by the Selling Securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Securityholders in disposing of the securities. We will bear the costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including all registration and filing fees, NYSE listing fees and fees and expenses of our counsel and our independent registered public accounting firm.

SELLING SECURITYHOLDERS

This prospectus relates to the offer and sale from time to time by the Selling Securityholders (including their pledgees, donees, transferees, assignees, successors and other permitted transferees) of up to (a) 45,399,771 shares of Common Stock, consisting of up to (i) 36,618,859 shares of Common Stock issued to the Southland Members pursuant to the Merger Agreement; (ii) 6,542,694 shares of Common Stock originally issued to the Initial Stockholders for approximately $0.005 per share (868,076 shares of which were transferred at no cost to certain stockholders, including a portion to certain Southland Members, in connection with the Business Combination), and pursuant to a stock dividend of 0.2 shares for each share outstanding; (iii) 146,000 shares of Common Stock originally issued to EBC (and its designees) for approximately $0.0001 per share and pursuant to a stock dividend of 0.2 shares for each share outstanding; (iv) 757,736 shares of Common Stock originally issued to the Initial Stockholders and EBC in the Private Placement as part of units at a price of $10.00 per unit, which each unit consisting of one share of Common Stock and one-half of one Private Warrant; (v) 560,502 shares of Common Stock issuable to the Initial Stockholders and EBC (or their transferees) upon the exercise of the Private Warrants; (vi) 635,436 shares of Common Stock held by one of our directors that were acquired in open market purchases at a weighted average price of $10.3040 per share; and (vii) 138,544 shares of Common Stock issued or issuable upon the vesting of restricted stock units issued to our Chief Financial Officer; and (b) 560,502 Private Warrants. When we refer to the “Selling Securityholders” in this prospectus, we refer to the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors and other permitted transferees that hold any of the Selling Securityholders’ interest in the shares of Common Stock or Private Warrants after the date of this prospectus.

The following table sets forth information provided by or on behalf of each Selling Securityholder or otherwise reasonably available to the Company as of March 13, 2024, regarding (i) the aggregate number of shares of Common Stock (including shares of Common Stock issuable upon exercise of Warrants) and Private Warrants beneficially owned prior to the offering; (ii) the aggregate number of shares of Common Stock (including shares of Common Stock issuable upon exercise of Warrants or in accordance with the Merger Agreement) and Private Warrants that may be offered from time to time by each Selling Securityholder pursuant to this prospectus and any accompanying prospectus supplement; and (iii) the number of shares of Common Stock (including shares of Common Stock issuable upon exercise of Warrants) and Private Warrants, and percentage ownership of, each Selling Securityholder, after the sale of securities offered hereby. The beneficial ownership percentages following the offering are based on 47,943,861 shares of Common Stock and 14,385,493 Warrants to purchase shares of Common Stock, in each case issued and outstanding as of March 13, 2024, and have assumed that each Selling Securityholder will sell all shares of Common Stock and Private Warrants offered pursuant to this prospectus. In calculating percentages of shares of Common Stock owned by a particular Selling Securityholder, we treated as outstanding the number of shares of our Common Stock issuable upon exercise of that particular Selling Securityholder’s Warrants (if any) and upon the vesting of any outstanding restricted stock units held by such Selling Securityholder, and we did not assume the exercise or vesting of any other Selling Securityholder’s Warrants or outstanding restricted stock units.

The Selling Securityholders listed in the table below may from time to time offer and sell any or all of the shares of Common Stock set forth below pursuant to this prospectus. We cannot advise you as to whether the Selling Securityholders will in fact sell any or all of such shares of Common Stock. Any changed or new information given to us by the Selling Securityholders, including regarding the identity of, and the securities held by, each Selling Securityholder, will be set forth in a prospectus supplement or amendments to the registration statement of which this prospectus is a part, if and when necessary.

Our registration of the shares of Common Stock does not necessarily mean that the Selling Securityholders will sell all or any of such shares. The following table sets forth certain information provided by or on behalf of the Selling Securityholders concerning the Common Stock that may be offered from time to time by each Selling Securityholder with this prospectus and the beneficial ownership of the Selling Securityholders both before and after the offering of the securities covered by this prospectus, assuming the sale of all securities covered by this prospectus. A Selling Securityholder may sell all, some or none of such securities in this offering. See “Plan of Distribution.”

Unless otherwise indicated, the business address of each person listed in the table below is c/o Southland Holdings, Inc., 1100 Kubota Drive, Grapevine, Texas 76051.

Before the Offering					After the Offering
Name and Address of Selling Securityholder	Common Stock Beneficially Owned Prior to the Offering	Private Warrants Beneficially Owned Prior to the Offering	Number of Shares of Common Stock Being Offered	Number of Private Warrants Being Offered	Number of Shares of Common Stock Beneficially Owned After the Offered Shares of Common Stock are Sold	Percentage of Outstanding Common Stock Beneficially Owned After the Offered Shares of Common Stock are Sold	Number of Private Warrants Beneficially Owned After the Offered Private Warrants are Sold
Frank S. Renda(1)	24,386,364	-	24,324,436	-	61,928	*	-
Gregory Monahan(2)	624,348	2,500	617,174	2,500	7,174	*	-
Brian Pratt(3)	2,484,164	125,000	2,477,990	125,000	7,174	*	-
Tim Winn(4)	3,347,671	-	3,345,171	-	2,500	*	-
Rudy V. Renda(5)	6,981,196	-	6,841,252	-	139,944	*	-
EarlyBirdCapital Inc.(6)	189,294	69,000	189,294	69,000	-	*	-
Kenneth Garschina(7)	61,250	61,250	61,250	61,250	-	*	-
Michael Martino(8)	428,750	61,250	428,750	61,250	-	*	-
CNSA LLC(9)	269,024	50,000	269,024	50,000	-	*	-
The Mont Blanc Investment Corporation(10)	260,000	30,000	210,000	30,000	50,000	*	-
Ancora(11)	385,002	55,002	385,002	55,002	-	*	-
Cohanzick Absolute Return Master Fund LTD(12)	36,439	-	36,439	-	-	*	-
8874867 Canada Inc.(13)	140,000	20,000	140,000	20,000	-	*	-
Craig Martin(14)	101,500	14,500	101,500	14,500	-	*	-
Jeremy Sg. & Louise E. Fowden(15)	87,500	12,500	87,500	12,500	-	*	-
TAH Capital LLC(16)	73,760	12,500	73,760	12,500	-	*	-
White Star Partners LP(17)	66,500	9,500	66,500	9,500	-	*	-
Eric S Rosenfeld(18)	1,696,505	9,250	1,696,505	9,250	-	*	-
Arbutus Family Holdings Ltd(19)	35,000	5,000	35,000	5,000	-	*	-
Justin Katz(20)	5,000	5,000	5,000	5,000	-	*	-
Stephen P Lack(21)	35,000	5,000	35,000	5,000	-	*	-
Triple J Holdings II LLC(22)	35,000	5,000	35,000	5,000	-	*	-
Samuel Read(23)	3,750	3,750	3,750	3,750	-	*	-
Sang Kim(24)	26,250	3,750	26,250	3,750	-	*	-
David D Sgro(25)	687,280	500	687,280	500	-	*	-
Adam Jaffe(26)	61,717	250	61,717	250	-	*	-
Shahrez Nadeem(27)	7,849	-	7,849	-	-	*	-
Steven Levine(28)	20,579	-	20,579	-	-	*	-
David Nussbaum(29)	20,579	-	20,579	-	-	*	-
Destinations Global Fixed Income Opportunities Fund(30)	21,346	-	21,346	-	-	*	-
RiverPark Strategic Income Fund(31)	15,374	-	15,374	-	-	*	-
Atalaya Capital Management LP(32)	913,243	-	52,941	-	860,302	1.80%	-
Jon D and Linda W Gruber Trust(33)	288,471	-	8,471	-	280,000	*	-
Cody Gallarda(34)	51,877	-	138,544	-	-	*	-
Debra Nicole Winn(35)	2,873,544	-	2,873,544	-	-	*	-

*	Less than one percent
(1)	Common Stock beneficially owned includes: (i) 11,480,487 shares held directly by Mr. Renda; (ii) 6,140,497 shares held by the Frank Renda 2015 Irrevocable Trust; (iii) 2,211,394 shares held by the Dominic Vincent Renda Trust; (iv) 2,211,394 shares held by the Madison Nicole Renda Trust; (v) 2,211,394 shares held by the Santino Leonidas Renda Trust; and (vi) 69,270 shares held directly by Mr. Renda’s spouse. With respect to the shares referenced in (ii)-(vi) in this footnote, Mr. Renda disclaims beneficial ownership of such shares except to the extent of his ultimate pecuniary interest therein.
(2)	Common Stock beneficially owned includes (i) 621,848 shares and (ii) 2,500 shares issuable upon exercise of warrants exercisable within 60 days held directly by Mr. Monahan.

(3)	Common Stock beneficially owned includes: (i) 150,000 shares held directly by Mr. Pratt, (ii) 1,724,728 shares and 125,000 shares issuable upon exercise of warrants exercisable within 60 days held by Pratt Capital I, LP, with which Mr. Pratt is affiliated, and (iii) 485,436 shares held by Pratt Capital LLC, with which Mr. Pratt is affiliated. With respect to the shares referenced in (ii)-(iii) in this footnote. Mr. Pratt disclaims beneficial ownership of such shares except to the extent of his ultimate pecuniary interest therein.
(4)	Common Stock beneficially owned includes: (i) 1,669,308 shares held directly by Mr. Winn; and (ii) 1,675,863 shares held by the Walter Timothy Winn 2015 Irrevocable Trust. With respect to the shares referenced in (ii) in this footnote, Mr. Winn disclaims beneficial ownership of such shares except to the extent of his ultimate pecuniary interest therein.
(5)	Common Stock beneficially owned includes: (i) 3,861,937 shares held directly by Mr. Renda; (ii) 1,489,657 shares held by the Rudolph V. Renda, Jr. 2015 Irrevocable Trust; (iii) 744,829 shares held by the Angelo Joseph Renda Trust; and (iv) 744,829 shares held directly by the Lola Sofia Renda Trust. With respect to the shares referenced in (ii)-(iv) in this footnote, Mr. Renda disclaims beneficial ownership of such shares except to the extent of his ultimate pecuniary interest therein.
(6)	Consists of Common Stock and Warrants held of record by EarlyBirdCapital, Inc. (“EarlyBirdCapital”). David Nussbaum, Steven Levine, and Amy Kaufmann as chairman, CEO, and Executive Vice President respectively, of EarlyBirdCapital, may be deemed to have the power to vote or dispose of the securities held by EarlyBirdCapital. EarlyBirdCapital is a broker-dealer and purchased the securities as ‘Risk Units’. The business address of EarlyBirdCapital is 1 Huntington Quadrangle, Melville, NY 11747.
(7)	The business address of Mr. Garschina is 110 East 59th Street, NY, NY 10022.
(8)	The business address of Mr. Martino is 110 East 59th Street, NY, NY 10022.
(9)	Common Stock beneficially owns includes (i) 269,024 shares held directly by CNSA LLC and (ii) 50,000 shares issuable upon exercise of warrants exercisable within 60 days held directly by CNSA LLC. The business address of CNSA LLC is 21 West 20th Street PH1 New York, NY 10011.
(10)	Common Stock beneficially owns includes (i) 230,000 shares held directly by The Mont Blanc Investment Corporation and (ii) 30,000 shares issuable upon exercise of warrants exercisable within 60 days held directly by The Mont Blanc Investment Corporation. The business address of The Mont Blank Investment Corporation is 130 Adelaide Street West, Suite 2116, Toronto, Ontario, M5H 3P5.
(11)	Common Stock beneficially owns includes (i) 151,965 shares held directly by Merlin 3C7; (ii) 25,328 shares issuable upon exercise of warrants exercisable within 60 days held directly by Merlin 3C7; (iii) 151,635 shares held directly by Catalyst 3C7; (iv) 25,273 shares issuable upon exercise of warrants exercisable within 60 days held directly by Catalyst 3C7; (v) 13,365 shares held directly by Catalyst 3C1; (vi) 2,228 shares issuable upon exercise of warrants exercisable within 60 days held directly by Catalyst 3C1; (vii) 13,035 shares held directly by Merlin 3C1; and (viii) 2,173 shares issuable upon exercise of warrants exercisable within 60 days held directly by Merlin 3C1. The business address of Ancora and each of the foregoing is 6060 Parkland Blvd, Suite 200, Cleveland, OH 44124.
(12)	The business address of Cohanzick Absolute Return Master Fund LTD is 427 Bedford Road Suite 230, Pleasantville, NY 10570.
(13)	Common Stock beneficially owns includes (i) 120,000 shares held directly by 8874867 Canada Inc. and (ii) 20,000 shares issuable upon exercise of warrants exercisable within 60 days held directly by 8874867 Canada Inc. The business address of 8874867 Canada Inc. is 1825 Boul Laird, Mont-Royal QC H3P 2V2.
(14)	Common Stock beneficially owns includes (i) 87,000 shares held directly by Mr. Martin and (ii) 14,500 shares issuable upon exercise of warrants exercisable within 60 days held directly by Mr. Martin. The business address of Mr. Martin is 930 S El Molino Ave Pasadena,CA 91106.
(15)	Common Stock beneficially owns includes (i) 75,000 shares jointly held by Mr. and Mrs. Fowden and (ii) 14,500 shares issuable upon exercise of warrants exercisable within 60 days jointly held by Mr. and Mrs. Fowden. The business address of Mr. and Mrs. Fowden is 100 1st Avenue North, Unit 3003, St. Petersburg, FL 33701.
(16)	Common Stock beneficially owns includes (i) 61,260 shares held directly by TAH Capital LLC and (ii) 12,500 shares issuable upon exercise of warrants exercisable within 60 days held directly by TAH Capital LLC. The business address of TAH Capital LLC is 2620 North Dundee Street Tampa, FL 33629.
(17)	Common Stock beneficially owns includes (i) 57,000 shares held directly by White Star Partners LP and (ii) 9,500 shares issuable upon exercise of warrants exercisable within 60 days held directly by White Star Partners LP. D. Blair Baker is the general partner of White Star Partners, LP. The business address of White Star Partners LP is 200 Crescent Court, Suite 1450, Dallas, TX 75201.

(18)	Common Stock beneficially owns includes (i) 1,687,255 shares held directly by Mr. Rosenfeld and (ii) 9,250 shares issuable upon exercise of warrants exercisable within 60 days held directly by Mr. Rosenfeld. The business address of Mr. Rosenfeld is 777 Third Avenue, 37th Floor New York, NY 10017.
(19)	Common Stock beneficially owns includes (i) 30,000 shares held directly by Arbutus Family Holdings Ltd and (ii) 5,000 shares issuable upon exercise of warrants exercisable within 60 days held directly by Arbutus Family Holdings Ltd. The business address of Arbutus Family Holdings Ltd is 2294 King Edward Avenue, Vancouver, British Columbia, Canada V6L 3B8.
(20)	The business address of Mr. Katz is 301 Dryden Rd. Dresher, PA 19025.
(21)	Common Stock beneficially owns includes (i) 30,000 shares held directly by Mr. Lack and (ii) 5,000 shares issuable upon exercise of warrants exercisable within 60 days held directly by Mr. Lack. The business address of Mr. Lack is 55 Waugh Dr, Suite 1130 Houston, TX 77007.
(22)	Common Stock beneficially owns includes (i) 30,000 shares held directly by Triple J Holdings II LLC and (ii) 5,000 shares issuable upon exercise of warrants exercisable within 60 days held directly by Triple J Holdings II LLC. The business address of Triple J Holdings II LLC is 2 GEDNEY WAY CHAPPAQUA, NY 10514-1402.
(23)	The business address of Mr. Read is 110 E 59th Street 30th Floor, New York, NY 10022.
(24)	Common Stock beneficially owns includes (i) 22,500 shares held directly by Mr. Kim and (ii) 3,750 shares issuable upon exercise of warrants exercisable within 60 days held directly by Mr. Kim. The business address of Mr. Kim is 110 E 59th St 29th Floor New York, NY 10022.
(25)	Common Stock beneficially owns includes (i) 295,492 shares held directly by Mr. Sgro;(ii) 500 shares issuable upon exercise of warrants exercisable within 60 days held directly by Mr. Sgro; and (iii) an aggregate of 391,288 shares held by trusts established for Eric S. Rosenfeld’s children (the “Rosenfeld Children’s Trusts”). Mr. Sgro is the trustee of the Rosenfeld Children’s Trusts and has sole voting and dispositive power over the shares held by the Rosenfeld Children’s Trusts. Mr. Sgro disclaims beneficial ownership of such shares except to the extent of his ultimate pecuniary interest therein.. The business address of Mr. Sgro is 16 Brookfield Way, Princeton Junction, NJ 08550-3511.
(26)	Common Stock beneficially owned includes (i) 61,467 shares held directly by Mr. Jaffe and (ii) 250 shares issuable upon exercise of warrants exercisable within 60 days held directly by Mr. Jaffe. The business address of Mr. Jaffe is 777 Third Avenue, 37th Floor New York, NY 10017.
(27)	The business address of Mr. Nadeem is 777 Third Avenue, 37th Floor New York, NY 10017.
(28)	The business address of Mr. Levine is 1 Huntington Quadrangle, Melville, NY 11747.
(29)	The business address of Mr. Nussbaum is 1 Huntington Quadrangle, Melville, NY 11747.
(30)	The business address of Destinations Global Fixed Income Opportunities Fund is c/o CrossingBridge Advisors, LLC, 427 Bedford Road Suite 220, Pleasantville, NY 10570.
(31)	The business address of RiverPark Strategic Income Fund is c/o Cohanzick Management, LLC, 427 Bedford Road Suite 230, Pleasantville, NY 10570.
(32)	Common Stock beneficially owned includes (i) 52,941 shares held directly by ACM ASOF VIII Secondary-C LP (“ACM ASOF”) and (ii) 860,302 shares issuable upon exercise of Public Warrants exercisable within 60 days held directly by Atalaya Special Purpose Investment Fund II LP (“Atalaya Fund II”). Atalaya Capital Management LP (“ACM”) is the Manager of ACM ASOF and of Atalaya Fund II and has investment and dispositive power over the shares. Ivan Zinn is the Chief Investment Officer of ACM and has voting and dispositive power over the shares. The business address of ACM ASOF, ACM Fund II and ACM is One Rockefeller Plaza, 32nd Floor, New York, NY 10020.
(33)	Common Stock beneficially owned includes (i) 138,471 shares held directly by the Jon D and Linda W Gruber Trust and (ii) 150,000 shares issuable upon exercise of warrants exercisable within 60 days held directly by Jon D and Linda W Gruber Trust.
(34)	Number of shares of Common Stock being offered includes 86,667 shares of Common Stock issued or issuable upon the vesting of restricted stock units.
(35)	Common Stock beneficially owned includes (i) 1,197,681 shares held directly by Ms. Winn and (ii) 1,675,863 shares held by the Debra Nicole Winn Irrevocable 2020 Trust.

Selling Stockholder information for each additional Selling Stockholder, if any, will be set forth by prospectus supplement to the extent required prior to the time of any offer or sale of such Selling Stockholder’s shares pursuant to this prospectus. To the extent permitted by law, a prospectus supplement may add, update, substitute or change the information contained in this prospectus, including the identity of each Selling Stockholder and the number of shares of common stock or warrants registered on its behalf. A Selling Stockholder may sell or otherwise transfer all, some or none of such shares of common stock or warrants in this offering. See “Plan of Distribution.”

DESCRIPTION OF SECURITIES

The following summary of the material terms of our securities is not intended to be a complete summary of the rights and preferences of such securities. We urge to you read the applicable provisions of Delaware law and each of the Company’s Second Amended and Restated Certificate of Incorporation (the “Charter”) and the Company’s Amended and Restated Bylaws (the “Bylaws”), which are exhibits to the registration statement of which this prospectus is a part, carefully and in their entirety for a complete description of the rights and preferences of our securities.

Authorized Capital Stock

The Charter authorizes the issuance of 550,000,000 shares of capital stock, consisting of (i) 500,000,000 shares of Common Stock, par value $0.0001 per share, and (ii) 50,000,000 shares of preferred stock (“Preferred Shares”), par value $0.0001 per share.

Common Stock

The Charter provides that the Company has one class of common stock, Common Stock, par value $0.0001 per share. As of March 13, 2024, there were 47,943,861 shares of Common Stock issued and outstanding.

Preferred Stock

The Charter provides that Preferred Shares may be issued from time to time in one or more series. The board of directors of the Company is authorized to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. The Company board is able, without stockholder approval, to issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the Common Stock and could have anti-takeover effects. The ability of the board of directors of the Company to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control or the removal of existing management. We have no Preferred Shares outstanding at the date hereof.

Warrants

As of March 13, 2024, there were 14,385,493 Warrants outstanding, consisting of 13,799,991 Public Warrants and 585,502 Private Warrants.

Each whole Warrant entitles the registered holder to purchase one share of Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, except as described below. Pursuant to the Warrant Agreement, a Warrant holder may exercise its Warrants only for a whole number of shares of Common Stock. This means that only a whole Warrant may be exercised at any given time by a Warrant holder. The Warrants will expire on February 14, 2028 at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

No Public Warrants are exercisable for cash unless the Company has an effective and current registration statement covering the issuance of the Common Stock issuable upon exercise of the Public Warrants and a current prospectus relating to such Common Stock. Notwithstanding the foregoing, during any period when the Company shall have failed to maintain an effective registration statement covering the issuance of the Common Stock issuable upon exercise of the Public Warrants, exercise Public Warrants on a cashless basis pursuant to an available exemption from registration under the Securities Act. In such event, each holder would pay the exercise price by surrendering the Public Warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the Public Warrants, multiplied by the difference between the exercise price of the Public Warrants and the fair market value (as defined below) by (y) the fair market value. The “fair market value” for this purpose shall mean the average reported last sale price of the Common Stock for the 10 trading days ending on the trading day prior to the date of exercise.

Outstanding Warrants are exercisable for one share of Common Stock. The Warrants were issued in registered form under the Warrant Agreement. You should review a copy of the Warrant Agreement for a complete description of the terms and conditions applicable to the Warrants. The Warrant Agreement provides that the terms of the Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by a majority of the then outstanding Warrants.

Redemption of Warrants

The Company may redeem the outstanding Warrants:

●	in whole and not in part;

●	at a price of $0.01 per warrant;

●	upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrant holder;

●	if, and only if, the last reported sale price of Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading-day period commencing once the Warrants become exercisable and ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders; and

●	if, and only if, there is a current registration statement in effect with respect to the issuance of the shares of Common Stock underlying such Warrants at the time of redemption and for the entire 30-day trading period referred to above and continuing each day thereafter until the date of redemption.

The Company does not intend to take any steps to notify holders of Warrants that such Warrants have become eligible for redemption except if it actually seeks to redeem the Warrants. In order to redeem the Warrants, the Company must provide 30 days’ prior written notice of redemption to each Warrant holder and have a current registration statement in effect with respect to the Common Stock underlying such Warrants. If the foregoing conditions are satisfied and the Company issues a notice of redemption, each Warrant holder can exercise his, her or its Warrant prior to the scheduled redemption date in accordance with the above. However, the price of the Common Stock may fall below the $18.00 trigger price (as adjusted) as well as the $11.50 Warrant exercise price (as adjusted) after the redemption notice is issued.

If the Company calls the Warrants for redemption as described above, the Company’s management will have the option to require all holders that wish to exercise Warrants to do so on a “cashless basis.” In such event, each holder would pay the exercise price by surrendering the Warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the Warrants, multiplied by the difference between the exercise price of the Warrants and the fair market value by (y) the fair market value, as described above.

Exercise Limitations

A holder of a Warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the Common Stock outstanding immediately after giving effect to such exercise.

Anti-Dilution Adjustments

If the number of outstanding shares of Common Stock is increased by a stock dividend payable in Common Stock, or by a split-up of Common Stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Common Stock issuable on exercise of each Warrant will be increased in proportion to such increase in the outstanding shares of the Common Stock.

In addition, if the Company, at any time while the Warrants are outstanding and unexpired, pays a dividend or makes a distribution in cash, securities or other assets to the holders of Common Stock on account of such Common Stock (or other shares of our capital stock into which the Warrants are convertible), then the Warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Common Stock in respect of such event; provided, however, that the following would trigger an such an adjustment: (a) the anti-dilution adjustments described above with respect to stock dividends, split-ups and similar events; or (b) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on Common Stock during the 365-day period ending on the date of declaration of such dividend or distribution does not exceed $0.50 per share (taking into account all of the outstanding shares of Common Stock at such time (whether or not any shareholders waived their right to receive such dividend) and as adjusted to appropriately to reflect any of the events referred to herein and excluding cash dividends or cash distributions that resulted in an adjustment to the exercise price or to the number of shares of Common Stock issuable on exercise of each Warrant) but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $0.50.

If the number of outstanding shares of Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares Common Stock issuable on exercise of each Warrant will be decreased in proportion to such decrease in outstanding Common Stock.

Whenever the number of shares of Common Stock purchasable upon the exercise of the Warrants is adjusted, as described above, the Warrant exercise price will be adjusted by multiplying the Warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares Common Stock purchasable upon the exercise of the Warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Common Stock so purchasable immediately thereafter.

The Warrant holders do not have the rights or privileges of holders of Common Stock or any voting rights until they exercise their Warrants and receive Common Stock. After the issuance of Common Stock upon exercise of the Warrants, each holder will be entitled to one vote for each Common Stock held of record on all matters to be voted on by stockholders.

No fractional shares will be issued upon exercise of the Warrants. If, upon exercise of the Warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round up to the nearest whole number of shares of Common Stock to be issued to the Warrant holder.

Dividends

Under the Charter, holders of Common Stock are entitled to receive ratable dividends, if any, as may be declared from time-to-time by the Company board out of legally available assets or funds. There are no current plans to pay cash dividends on Common Stock for the foreseeable future.

Voting Power

Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred stock, under the Charter, the holders of Common Stock possess all voting power for the election of our directors and all other matters requiring stockholder action and are entitled or will be entitled, as applicable, to one vote per share on matters to be voted on by stockholders. Subject to certain limited exceptions, the holders of Common Stock shall at all times vote together as one class on all matters submitted to a vote of the holders of Common Stock under the Charter.

Preemptive or Other Rights

The Charter does not provide for any preemptive or other similar rights.

Election of Directors

The Company’s board currently consists of seven directors. The Charter provides that the board of directors will be divided into three classes of directors, with the classes to be as nearly equal in number as possible, and with each director serving a three-year term. As a result, approximately one-third of the board of directors will be elected each year. The classification of directors will have the effect of making it more difficult for stockholders to change the composition of the Company’s board of directors.

Under the Charter, directors are elected by a plurality voting standard, whereby each of our stockholders may not give more than one vote per share towards any one director nominee.

Annual Stockholder Meetings

The Charter provides that annual stockholder meetings will be held at a date, time and place, if any, as exclusively selected by the Company’s board of directors. To the extent permitted under applicable law, the Company may conduct meetings by means of remote communication.

Stockholders’ Derivative Actions

Under the Delaware General Corporation Law (DGCL), any of the Company’s stockholders may bring an action in the Company’s name to procure a judgment in the Company’s favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of the Company’s shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law.

Conflicts of Interest; Corporate Opportunity

Delaware law permits corporations to adopt provisions renouncing any interest or expectancy in certain opportunities that are presented to the corporation or its officers, directors or stockholders. The Charter provides that, to the maximum extent allowed by law, the doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to the Company or any of its officers or directors, or any of their respective affiliates, in circumstances where the application of any such doctrine would conflict with any fiduciary duties or contractual obligations they may have as of the date of the Charter or in the future, and further provides that the Company will renounce any expectancy that any of the directors or officers of the Company will offer any such corporate opportunity of which he or she may become aware to the Company, except, the doctrine of corporate opportunity shall apply with respect to any of the directors or officers of the Company.

Limitations on Liability and Indemnification of Officers and Directors

Limitation of Liability; Indemnification

The Charter provides that to the fullest extent permitted by the DGCL as the same exists or as may hereafter be amended, no director of the Company shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. The Bylaws also provide that the Company will indemnify and hold harmless to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Company or, while a director or officer of the Company, is or was serving at the request of the Company as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, enterprise, or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) actually and reasonably incurred by such person. The Company entered into indemnification agreements with the directors and officers of the Company’s substantially concurrent with the consummation of the Business Combination.

Insurance Coverage

The Bylaws will provide that the Company may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, enterprise, or nonprofit entity against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Company would have the power to indemnify him or her against such liability under the provisions of the DGCL. In connection with the consummation of the Business Combination, each of the Company and Southland LLC purchased a tail policy with respect to liability coverage for the benefit of their prior officers and directors for a period of six years following the Closing.

These provisions may discourage current shareholders and future stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against officers and directors, even though such an action, if successful, might otherwise benefit us and our shareholders and stockholders. Furthermore, a shareholder’s or stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against officers and directors pursuant to these indemnification provisions.

The Company believes that these provisions, the directors’ and officers’ liability insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.

Certain Anti-Takeover Provisions of Delaware Law, the Company’s Charter and Bylaws

The Company’s Charter and Bylaws contain, and the DGCL contains, provisions as summarized in the following paragraphs that are intended to enhance the likelihood of continuity and stability in the composition of the Company’s board of directors. These provisions are intended to avoid costly takeover battles, reduce the Company’s vulnerability to a hostile change of control and enhance the ability of the Company’s board of directors to maximize stockholder value in connection with any unsolicited offer to acquire the Company. However, these provisions may have an anti-takeover effect and may delay, deter or prevent a merger or acquisition of the Company by means of a tender offer, a proxy contest or other takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the prevailing market price for the shares of Common Stock held by stockholders.

Classified Board of Directors

The Charter provides that the Company’s board of directors will be divided into three classes of directors, with the classes to be as nearly equal in number as possible, and with each director serving a three-year term. As a result, approximately one-third of the Company’s board of directors will be elected each year. The classification of directors will have the effect of making it more difficult for stockholders to change the composition of the Company’s board of directors.

Authorized but Unissued Shares

The authorized but unissued shares of Common Stock and preferred stock are available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of NYSE. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved Common Stock and preferred stock could make more difficult or discourage an attempt to obtain control of the Company by means of a proxy contest, tender offer, merger or otherwise.

Forum Selection Clause

The Charter provides that unless the Company consents in in writing to the selection of an alternative forum, (a) the sole and exclusive forum for any complaint asserting any internal corporate claims (as defined below), to the fullest extent permitted by law, and subject to applicable jurisdictional requirements, shall be the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have, or declines to accept, jurisdiction, another state court or a federal court located within the State of Delaware); and (b) the sole and exclusive forum for any complaint asserting a cause of action arising under the Securities Act, to the fullest extent permitted by law, shall be the federal district courts of the U.S.; however, this provision will not apply to suits brought to enforce a duty or liability created by the Securities Exchange Act. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. For purposes of this provision, “internal corporate claims” means claims, including claims in the right of the Company that are based upon a violation of a duty by a current or former director, officer, employee or stockholder in such capacity, or as to which the DGCL confers jurisdiction upon the Court of Chancery.

Advance Notice of Director Nominations and New Business

The Bylaws state that in order for a stockholder of the Company to propose nominations of candidates to be elected as directors or any other proper business to be considered by stockholders at the annual meeting, such stockholder must, among other things, provide notice thereof in writing to the Secretary at the principal executive offices of the Company not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting (provided however that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, or if no annual meeting was held the preceding year, notice must be delivered no earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the date on which public announcement of such meeting is first made by the Company. Such notice must contain, among other things, certain information about the stockholder giving the notice (and the beneficial owner, if any, on whose behalf the nomination or proposal is made) and certain information about any nominee or other proposed business.

Listing of Securities

Our Common Stock and Warrants are listed on the NYSE under the symbols “SLND” and “SLND WS,” respectively.

SECURITIES ELIGIBLE FOR FUTURE SALE

As of March 13, 2024, we had 47,943,861 issued and outstanding shares of Common Stock and 14,385,493 Warrants outstanding. Certain of our stockholders may be considered affiliates, which can impose some limitations on their resale of our securities. Any resales of restricted securities (as defined in Rule 144) will be subject to the registration requirements of the Securities Act, including the provisions of Rule 144 discussed below.

We cannot predict what effect, if any, sales of shares of our Common Stock or Warrants from time to time or the availability of shares of our Common Stock and Warrants for future sale may have on the market price of our securities. Sales of substantial amounts of Common Stock or Warrants, including pursuant to the offering covered by this prospectus, or the perception that such sales could occur, could adversely affect prevailing market prices for our securities and could impair our future ability to raise capital through an offering of equity securities or otherwise. See the section titled “Risk Factors.”

Rule 144; Restrictions on Former Shell Companies

Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted shares of our Common Stock or Warrants for at least six months would be entitled to sell their securities provided that (1) such person is not deemed to have been an affiliate of us at the time of, or at any time during the three months preceding, a sale and (2) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale. A non-affiliate can also include the holding period of any prior owner who was not an affiliate of ours.

Persons who have beneficially owned restricted shares of our Common Stock or Warrants for at least six months but who are affiliates of ours at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three (3)-month period only a number of securities that does not exceed the greater of:

●	1% of the total number of shares of our Common Stock or Warrants then outstanding; or

●	the average weekly reported trading volume of our Common Stock or Warrants during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination-related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

●	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

●	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

●	the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period during which the issuer was required to file such reports and materials), other than Form 8-K reports; and

●	at least one year has elapsed from the time that the issuer filed current Form 10-type information with the SEC reflecting its status as an entity that is not a shell company.

Following the Closing on February 14, 2023, we were no longer a shell company.

PLAN OF DISTRIBUTION

This prospectus relates to the issuance by us of up to an aggregate of 14,385,493 shares of Common Stock, which consists of (i) 585,502 shares of Common Stock issuable upon the exercise of 585,502 Private Warrants (including shares that may be issued to the holder in lieu of fractional shares); and (ii) 13,799,991 shares of Common Stock issuable upon the exercise of 13,799,991 Public Warrants (including shares that may be issued to the holder in lieu of fractional shares).

In addition, this prospectus relates to the offer and sale from time to time by the Selling Securityholders (including their pledgees, donees, transferees, assignees, successors and other permitted transferees) of up to (a) 45,399,771 shares of Common Stock, consisting of up to (i) 36,618,859 shares of Common Stock issued to the Southland Members pursuant to the Merger Agreement; (ii) 6,542,694 shares of Common Stock originally issued to the Initial Stockholders for approximately $0.005 per share (868,076 shares of which were transferred at no cost to certain stockholders, including a portion to certain Southland Members, in connection with the Business Combination), and pursuant to a stock dividend of 0.2 shares for each share outstanding; (iii) 146,000 shares of Common Stock originally issued to EBC (and its designees) for approximately $0.0001 per share and pursuant to a stock dividend of 0.2 shares for each share outstanding; (iv) 757,736 shares of Common Stock originally issued to the Initial Stockholders and EBC in the Private Placement as part of units at a price of $10.00 per unit, which each unit consisting of one share of Common Stock and one-half of one Private Warrant; (v) 560,502 shares of Common Stock issuable to the Initial Stockholders and EBC (or their transferees) upon the exercise of the Private Warrants; (vi) 635,436 shares of Common Stock held by one of our directors that were acquired in open market purchases at a weighted average price of $10.3040 per share; and (vii) 138,544 shares of Common Stock issued or issuable upon the vesting of restricted stock units issued to our Chief Financial Officer; and (b) 560,502 Private Warrants

We are required to pay all fees and expenses incident to the registration of the securities to be offered and sold pursuant to this prospectus. The Selling Securityholders will bear all commissions and discounts, if any, attributable to their sale of shares of Common Stock or Private Warrants.

We will not receive any of the proceeds from the sale of Common Stock or Private Warrants by the Selling Securityholders. We will receive proceeds from Warrants exercised in the event that such Warrants are exercised for cash. The aggregate proceeds to the Selling Securityholders will be the purchase price of the Common Stock or Private Warrants less any discounts and commissions borne by the Selling Securityholders. We believe the likelihood that Warrant holders will exercise their Warrants, and therefore the amount of cash proceeds that we would receive, is dependent upon the trading price of our Common Stock. On March 13, 2024, the closing price of our Common Stock was $5.50 per share. To the extent the market price of our Common Stock remains below the exercise price of $11.50 per share, we believe that Warrant holders will be unlikely to exercise their Warrants for cash, resulting in little or no cash proceeds to us for any such exercise. To the extent we receive any cash proceeds, we expect to use such proceeds for general corporate purposes, which would increase our liquidity. See “Use of Proceeds.”

The shares of Common Stock and Private Warrants beneficially owned by the Selling Securityholders covered by this prospectus may be offered and sold from time to time by the Selling Securityholders. The term “Selling Securityholders” includes any donee, pledgee, transferee or other successor in interest selling securities received after the date of this prospectus from a Selling Securityholder as a gift, pledge, partnership distribution or other transfer. Each Selling Securityholder will act independently of us in making decisions with respect to the timing, manner and size of any sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then-current market price or in negotiated transactions. The Selling Securityholders may sell their shares of Common Stock or Private Warrants by one or more of, or a combination of, the following methods:

●	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

●	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

●	block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	an over-the-counter distribution in accordance with the rules of NYSE;

●	through trading plans entered into by a Selling Securityholder pursuant to Rule 10b5-1 under the Exchange Act, that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their shares on the basis of parameters described in such trading plans;

●	to or through underwriters or broker-dealers;

●	in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;
●	in privately negotiated transactions;

●	in options transactions;

●	through a combination of any of the above methods of sale; or

●	any other method permitted pursuant to applicable law.

In addition, a Selling Securityholder that is an entity may elect to make a pro rata in-kind distribution of securities to its members, partners or stockholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or stockholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may file a prospectus supplement in order to permit the distributees to use the prospectus to resell the securities acquired in the distribution.

In addition, any securities that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus. See “Securities Eligible for Future Sale.”

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the shares of Common Stock or Private Warrants or otherwise, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of shares of Common Stock or Private Warrants in the course of hedging transactions, and broker-dealers or other financial institutions may engage in short sales of shares of Common Stock or Private Warrants in the course of hedging the positions they assume with Selling Securityholders. The Selling Securityholders may also sell shares of Common Stock or Private Warrants short and redeliver the securities to close out such short positions. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of shares of Common Stock or Private Warrants offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The Selling Securityholders may also pledge shares of Common Stock or Private Warrants to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution may effect sales of the pledged securities pursuant to this prospectus (as supplemented or amended to reflect such transaction).

A Selling Securityholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any Selling Securityholder or borrowed from any Selling Securityholder or others to settle those sales or to close out any related open borrowings of shares of Common Stock or Private Warrants, and may use securities received from any Selling Securityholder in settlement of those derivatives to close out any related open borrowings of securities. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any Selling Securityholder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

In effecting sales, broker-dealers or agents engaged by the Selling Securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Securityholders in amounts to be negotiated immediately prior to the sale.

In offering the securities covered by this prospectus, the Selling Securityholders and any broker-dealers who execute sales for the Selling Securityholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any profits realized by the Selling Securityholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

The Selling Securityholders are subject to the applicable provisions of the Exchange Act and the rules and regulations under the Exchange Act, including Regulation M. This regulation may limit the timing of purchases and sales of any of the securities offered in this prospectus by the Selling Securityholders. The anti-manipulation rules under the Exchange Act may apply to sales of the securities in the market and to the activities of the Selling Securityholders and their affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities for the particular securities being distributed for a period of up to five business days before the distribution. The restrictions may affect the marketability of the securities and the ability of any person or entity to engage in market-making activities for the securities. We will make copies of this prospectus available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Securityholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

Under an amended and restated registration rights agreement, we have agreed to indemnify the Selling Securityholders party thereto against certain liabilities that they may incur in connection with the sale of the securities registered hereunder, including liabilities under the Securities Act, and to contribute to payments that the Selling Securityholders may be required to make with respect thereto. In addition, we and the Selling Securityholders have agreed to indemnify any underwriter against certain liabilities related to the selling of the securities, including liabilities arising under the Securities Act. We have agreed to maintain the effectiveness of this registration statement until all such securities have been sold under this registration statement or Rule 144 under the Securities Act or are no longer outstanding.

At the time a particular offer of shares of Common Stock or Warrants is made, if required, a prospectus supplement will be distributed that will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

A holder of Warrants may exercise its Warrants in accordance with the Warrant Agreement on or before the expiration date set forth therein by surrendering, at the office of the warrant agent, Equiniti Trust Company, LLC, the certificate evidencing such Warrant, with the form of election to purchase set forth thereon, properly completed and duly executed, accompanied by full payment of the exercise price and any and all applicable taxes due in connection with the exercise of the Warrant, subject to any applicable provisions relating to cashless exercises in accordance with the Warrant Agreement.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by Winstead PC, Dallas, Texas.

EXPERTS

The financial statements incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act, including exhibits, with respect to the securities offered by this prospectus. This prospectus, which forms a part of such registration statement, does not contain all of the information included in the registration statement and the exhibits thereto. For further information pertaining to us and our securities, you should refer to the registration statement and to its exhibits. The registration statement has been filed electronically and may be obtained in any manner listed below. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are summaries and are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement or a report we file under the Exchange Act, you should refer to the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit to a registration statement or report is qualified in all respects by the filed exhibit.

We are subject to the information and reporting requirements of the Exchange Act and, in accordance with this law, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings, including the registration statement of which this prospectus forms a part and the exhibits thereto, are available to the public over the Internet at the SEC’s website at www.sec.gov and on our website, free of charge, at www.southlandholdings.com, as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information found on, or that can be accessed from or that is hyperlinked to, our website is not part of this prospectus. You may inspect a copy of the registration statement through the SEC’s website, as provided herein.

INFORMATION INCORPORATED BY REFERENCE

We are incorporating by reference into this prospectus certain information that we file with the SEC, which means that we are disclosing important information to you by referring you to those documents. The information incorporated by reference is deemed to be part of this prospectus, except for information incorporated by reference that is superseded by information contained in this prospectus. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any statements in the prospectus or any document previously incorporated by reference have been modified or superseded. This prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC:

●	our Annual Report on Form 10-K for the fiscal year ended December 31, 2023;

●	our Current Report on Form 8-K filed with the SEC on March 7, 2024; and

●	the description of securities contained in Exhibit 4.4 of our Annual Report on Form 10-K for the year ended December 31, 2022 filed with the SEC on March 22, 2022, and any amendment or report filed with the SEC for the purpose of updating such description.

Any information in any of the foregoing documents will automatically be deemed to be modified or superseded to the extent that information in this prospectus or in a later filed document that is incorporated or deemed to be incorporated herein by reference modifies or replaces such information.

We also incorporate by reference all documents we file in the future pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (i) after the date of the filing of the registration statement of which this prospectus is a part and prior to the effectiveness of such registration statement or (ii) after the date of this prospectus and until we file a post-effective amendment that indicates the termination of the offering of the securities made by this prospectus. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K (except, in any such case, the portions furnished and not filed pursuant to Item 2.02, Item 7.01 or otherwise), as well as any proxy statements.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, without charge upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus but not delivered with the, including exhibits which are specifically incorporated by reference into such documents. You may request a copy of these filings at no cost, by writing to or telephoning us at the following address:

Southland Holdings, Inc.
Attention: Investor Relations
1100 Kubota Drive

Grapevine, Texas 76051

(817) 293-4263

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth the fees and expenses payable by us in connection with the sale and distribution of the securities being registered hereby.

SEC registration fee	$69,230.68	(1)
Legal fees and expenses	*
Printing fees and expenses	*
Accounting fees and expenses	*
FINRA fee	*
Registrar and transfer agent fees	*
Total	$69,230.68

(1)	$69,124.33 of which was previously paid.
*	These fees are calculated based on the securities offered and the number of issuances and accordingly cannot be defined at this time.

We will bear all costs, expenses and fees in connection with the registration of the securities, including with regard to compliance with state securities or “blue sky” laws. The Selling Securityholders, however, will bear all underwriting commissions and discounts, if any, attributable to their sale of the securities. All amounts are estimates except the SEC registration fee.

Item 15. Indemnification of Directors and Officers.

Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”) permits a corporation to eliminate or limit the personal liability of its directors to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.

Section 145 of the DGCL permits a corporation to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he or she is party or is threatened to be made a party by reason of such position, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses which the Court of Chancery or such other court shall deem proper.

The Company’s second amended and restated certificate of incorporation (the “Charter”) provides that to the fullest extent permitted by the DGCL as the same exists or as may hereafter be amended, no director or officer of the Company shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director or officer. In addition, the Company’s amended and restated bylaws (the “Bylaws”) provide that the Company will indemnify and hold harmless to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Company or, while a director or officer of the Company, is or was serving at the request of the Company as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, enterprise, or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) actually and reasonably incurred by such person.

The Company has entered into indemnification agreements with each of its officer and directors. The contractual rights to indemnification provided by these indemnification agreements are subject to the limitations and conditions specified in such agreements.

We have directors and officers insurance which includes insurance for claims against these persons brought under securities laws.

Item 16. Exhibits.

Exhibit No.	Description
2.1+	Agreement and Plan of Merger, dated as of May 25, 2022, by and among the Company, Legato Merger Sub, Inc. and Southland Holdings, LLC (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the SEC on May 25, 2022).
3.1	Second Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on February 14, 2023).
3.2	Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed with the SEC on February 14, 2023).
4.1	Specimen Warrant Certificate (incorporated by reference to Exhibit 4.3 to the Company’s Registration Statement on Form S-1 (File No. 333-260816) filed with the SEC on November 5, 2021).
4.2	Warrant Agreement between American Stock Transfer & Trust Company and the Company (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on November 23, 2021).
4.3	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.2 to the Company’s Registration Statement on Form S-1 (File No. 333-260816) filed with the SEC on November 5, 2021).
5.1*	Opinion of Winstead PC.
23.1*	Consent of Grant Thornton LLP
23.2*	Consent of Winstead PC (included in Exhibit 5.1).
107*	Calculation of Registration Fee Table

+	Schedule and exhibits to this Exhibit omitted pursuant to Regulation S-K Item 601(b)(2). Southland agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.
*	Filed herewith.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

A. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act.

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (A)(i), (ii), and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement or is contained in a form of prospectus filed pursuant to Rule 424(b) of the Securities Act that is part of the registration statement.

B. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

D. That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

E. That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

F. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

G. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Grapevine, State of Texas, on March 15, 2024.

SOUTHLAND HOLDINGS, INC.

By:	/s/ Frank S. Renda
Frank S. Renda
President and Chief Executive Officer (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Frank S. Renda	President and Chief Executive Officer; Director	March 15, 2024
Frank S. Renda	(Principal Executive Officer)

/s/ Cody Gallarda	Chief Financial Officer, Executive Vice President and Treasurer	March 15, 2024
Cody Gallarda	(Principal Financial Officer and Principal Accounting Officer)

*	Director; Chairman of the Board	March 15, 2024
Brian Pratt

*	Class III Director	March 15, 2024
Walter Timothy Winn

*	Class III Director	March 15, 2024
Gregory Monahan

*	Class II Director	March 15, 2024
Izilda Martins

*	Class I Director	March 15, 2024
Michael Kyle Burtnett

*	Class I Director	March 15, 2024
Mario Ramirez

*By:	/s/ Frank S. Renda
	Name:	Frank S. Renda
	Title:	Attorney-in-fact